Exhibit 99.1

RumbleOn Acknowledges Preliminary Proxy Statement

from Shareholders and Former Directors

No Shareholder Action Required at this Time

DALLAS, April 5, 2023 – RumbleOn, Inc. (NASDAQ: RMBL) (“RumbleOn” or the “Company”), the nation’s first technology-based powersports platform, today issued the following statement regarding the preliminary proxy statement filed by two former directors and current shareholders, William Coulter and Mark Tkach:

The RumbleOn Board of Directors is deeply committed to enhancing value for all shareholders and overseeing the Company’s strategy. RumbleOn’s diverse and experienced Board comprises six highly qualified and experienced directors, four of whom are independent. These directors bring expansive operational and financial experience. The Board recognizes the importance of having the right mix of skills, expertise, and experience to effectively oversee RumbleOn and regularly reviews the Board’s composition and refreshes those skill sets as appropriate to ensure alignment with the interests of shareholders. With these key criteria in mind, the Board’s Nominating and Corporate Governance Committee continues to review director candidates for the two Class 2 seats up for election this year, including the candidates proposed by Mr. Coulter and Mr. Tkach.

RumbleOn’s shareholders are not required to take any action at this time. The Board will present its formal recommendation regarding director nominations in RumbleOn’s proxy materials that will be filed with the Securities and Exchange Commission (“SEC”) and mailed to shareholders eligible to vote at the 2023 Annual Meeting, which has not yet been scheduled.

Forward-Looking Statements

This press release may contain “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. Readers are further advised to consider the factors listed under the headings “Forward-Looking Statements” and “Risk Factors” in the Company’s filings with the Securities and Exchange Commission, as may be updated and amended from time to time. We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise, except as required by law.

Important Information

RumbleOn intends to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2023 Annual Meeting of Shareholders. Any definitive proxy statement and a proxy card will be mailed to RumbleOn’s shareholders. RUMBLEON SHAREHOLDERS ARE URGED TO READ ANY PROXY STATEMENT AND OTHER RELEVANT MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These and other SEC filings made by RumbleOn may be obtained (when available) without charge at the SEC’s website at www.sec.gov and at the investor relations section of RumbleOn’s website at www.rumbleon.com. In addition, investors and security holders will be able to obtain free copies of these documents from RumbleOn by directing a request to Investor Relations, RumbleOn, Inc., 901 W. Walnut Hill Lane, Irving, Texas 75038.

Certain Information Concerning Participants

RumbleOn and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies under the rules of the SEC. RumbleOn’s shareholders may obtain information regarding the names, affiliations and interests of RumbleOn’s directors and executive officers in RumbleOn’s Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on March 16, 2023, and its proxy statement for the 2022 Annual Meeting of Stockholders, which was filed with the SEC on May 2, 2022. To the extent holdings of RumbleOn securities have changed since the amounts printed in the proxy statement for the 2022 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the proxy statement to be filed by RumbleOn with the SEC in connection with the 2023 Annual Meeting when it becomes available.

About RumbleOn

RumbleOn is the nation’s first technology-based powersports platform. Headquartered in the Dallas Metroplex, RumbleOn provides the only technology-led platform in powersports with a broad footprint of physical locations, full-line manufacturer representation, and high-quality used inventory to transform the entire customer experience. Our goal is to integrate the best of both the physical and digital and make the transition between the two seamless. To learn more please visit us online at https://www.rumbleon.com.

Investor Inquiries:

Will Newell

investors@rumbleon.com